SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

October 24, 2008

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-131875	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231

(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 : Entry into Material Definitive Agreement

On October 24, 2008 (the “Initial Closing”), Zion Oil & Gas, Inc. (the “Company”) accepted subscription agreements in a total amount of $3,509,940 received from 732 subscribers to its follow-on public offering of units (each a “Unit”) of its securities (the "Offering"). The Offering is the subject of the Company's Registration Statement on Form S-3 which was declared effective on May 14, 2008 (the "Registration Statement"). Each unit consists of (i) one share of common stock, par value $.01 per share, and (ii) one warrant to purchase one share of common stock at a per share exercise price equal to $7.00. Pursuant to the accepted subscription agreements, the subscribers subscribed for 350,994 Units, corresponding to 350,994 shares of common stock and warrants for an additional 350,994 shares of common stock to be issued by Zion.

At the Initial Closing the Company issued instructions to the escrow agent to disburse proceeds of the cash subscriptions in the amount of $3,269,145.00 to the Company. The remaining $240,795.00 of funds in the escrow account were distributed at the Initial Closing to Brockington Securities Inc., the underwriter of the offering, and its placement agents, in accordance with the terms of the underwriting agreement as described in the Registration Statement, as follows: $ 150,496.87 in commissions and $90,298.13 of expense reimbursement.

The Units will commence trading following the Initial Closing and continue to be tradable until the 30th day after the Termination Date (as defined below) of the Offering, at which time the shares and the warrants included in the Unit will separate and trade separately, and the Unit as such will cease to exist. The warrant included in the unit will first become exercisable only on the 31st day following the Termination Date and will continue to be exercisable through January 31, 2012 at a per share exercise price of $7.00.. The Units will trade on the NYSE Alternext US LLC under the symbol ZN.U and the warrant will trade (following the Termination Date) under the symbol ZN.WS.

The offering will terminate on the earlier to occur of (the “Termination Date”: (i) January 9, 2009, (ii) the date on which a total of 2,500,000 units have been subscribed and accepted, or (iii) such date as announced by the Company on no less than two trading days' prior notice.

The Company will use the proceeds of the initial closing for the purposes and in the amounts described in the Registration Statement.

Item 9.01(d)

Exhibit 99 - Press Release dated October 24, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: October 24, 2008	By:	/s/ Richard J. Rinberg
Richard J. Rinberg
Chief Executive Officer